Exhibit 99.1

8226 Philips Highway, Suite 101	Investor Relations Contact:
Jacksonville, FL 32256 USA	investorrelations@redwirespace.com

Redwire Corporation Reports Second Quarter 2024 Financial Results

Revenues for the second quarter of 2024 increased 30.0% year-over-year to $78.1 million
Net Loss was $(18.1) million and Adjusted EBITDA1 was $1.6 million for the second quarter of 2024
Bookings for the second quarter of 2024 were $114.4 million, a 226.0% sequential increase from Q1 2024
Awarded prime contract for SabreSat VLEO platform under DARPA’s Otter program; Under contract for follow-on order of Roll-Out Solar Array wings for Thales Alenia Space’s Space Inspire satellites
Net cash provided by (used in) operating activities was a use of $9.5 million on a quarterly basis and a positive source of $5.7 million on an LTM basis as of the second quarter of 2024
Contracted Backlog2 increased by 29.9% year-over-year to $354 million on June 30, 2024 as compared to $273 million on June 30, 2023
Total available liquidity3 as of June 30, 2024 was $55.8 million, a 54.1% increase over June 30, 2023
JACKSONVILLE, Fla. / August 7, 2024 Redwire Corporation (NYSE: RDW), a leader in space infrastructure for the next generation space economy, today announced results for its second quarter ended June 30, 2024.

Redwire will live stream a presentation with slides on August 8, 2024 at 9:00 a.m. ET. Please use the link below to follow along with the live stream: https://event.choruscall.com/mediaframe/webcast.html?webcastid=NVI0NEKI

“During the second quarter we continued to execute on our 2024 growth strategy, resulting in year-over-year revenue growth of 30.0% and a 29.9% year-over-year increase in Contracted Backlog2,” stated Peter Cannito, Chairman and Chief Executive Officer of Redwire. “With our reliability and innovation driving key wins in the quarter, including our first SabreSat VLEO flight contract, we enter the second half of the year with strong financial and technical momentum.”

Second Quarter 2024 Highlights
•Revenues for the second quarter of 2024 increased 30.0% to $78.1 million, as compared to $60.1 million for the second quarter of 2023.
•Net Loss for the second quarter of 2024 increased by $12.6 million to $(18.1) million, as compared to $(5.5) million for the second quarter of 2023. Net Loss for the second quarters of 2024 and 2023 includes a $9.0 million non-cash
1 Adjusted EBITDA is not a measure of results under generally accepted accounting principles in the United States. Please refer to “Non-GAAP Financial Information” and the reconciliation tables included in this press release for details regarding this Non-GAAP measure.
2 Contracted Backlog is a key business measure. Please refer to “Key Performance Indicators” and the tables included in this press release for additional information.
3 Total available liquidity was $55.8 million as of June 30, 2024, comprised of $30.8 million in cash and cash equivalents and $25.0 million in available borrowings from our existing credit facilities.

loss and an $(0.8) million non-cash gain, respectively, associated with the warrant liability change in fair value adjustment.
•Adjusted EBITDA4 for the second quarter of 2024 decreased by $2.7 million to $1.6 million, as compared to $4.4 million for the second quarter of 2023.
•On a last twelve month (LTM) basis, Book-to-Bill5 ratio was 1.28 as of the second quarter of 2024, as compared to 1.49 as of the second quarter of 2023. On a quarterly basis, Book-to-Bill5 ratio was 1.47 as of the second quarter of 2024, as compared to 0.76 as of the second quarter of 2023.
•Net cash provided by (used in) operating activities for the second quarter of 2024 decreased by $12.4 million to $(9.5) million, as compared to net cash provided by (used in) operating activities of $2.8 million for the second quarter of 2023.
•Free Cash Flow4 for the second quarter of 2024 decreased by $12.3 million to $(11.2) million, as compared to $1.1 million for the second quarter of 2023.

2024 Forecast
•For the full year ended December 31, 2024, Redwire affirms that it is forecasting revenues of $300 million.

“Redwire continued strong revenue performance through the second quarter, with revenue for the first half of 2024 climbing to $165.9 million, a 41.0% improvement year-over-year,” said Jonathan Baliff, Chief Financial Officer of Redwire. “During the second quarter, we achieved positive Adjusted EBITDA4 of $1.6 million, which includes a negative impact of $3.1 million from net EAC adjustments, while continuing to make prudent investments. In addition, our net cash provided by operating activities remained positive on an LTM basis and our available liquidity grew to $55.8 million as of June 30, 2024, a significant increase of 54.1% over June 30, 2023. With bids growing to approximately $1.9 billion submitted year-to-date in 2024, and an LTM Book-to-Bill5 ratio of 1.28, we continue to execute on our growth objectives and path to profitability.”

Webcast and Investor Call
Management will conduct a conference call starting at 9:00 a.m. ET on Thursday, August 8, 2024 to review financial results for the second quarter ended June 30, 2024. This release and the most recent investor slide presentation are available in the investor relations area of our website at redwirespace.com.

Redwire will live stream a presentation with slides during the call. Please use the following link to follow along with the live stream: https://event.choruscall.com/mediaframe/webcast.html?webcastid=NVI0NEKI. The dial-in number for the live call is 877-485-3108 (toll free) or 201-689-8264 (toll), and the conference ID is 13748023.

A telephone replay of the call will be available for two weeks following the event by dialing 877-660-6853 (toll-free) or 201-612-7415 (toll) and entering the access code 13748023. The accompanying investor presentation will be available on August 8, 2024 on the investor section of Redwire’s website at redwirespace.com.

Any replay, rebroadcast, transcript or other reproduction or transmission of this conference call, other than the replay accessible by calling the number and website above, has not been authorized by Redwire Corporation and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

About Redwire Corporation
Redwire Corporation (NYSE:RDW) is a global space infrastructure and innovation company enabling civil, commercial, and national security programs. Redwire’s proven and reliable capabilities include avionics, sensors, power solutions, critical structures, mechanisms, radio frequency systems, platforms, missions, and microgravity payloads. Redwire combines decades of flight heritage and proven experience with an agile and innovative culture. Redwire’s approximately
4 Adjusted EBITDA and Free Cash Flow are not measures of results under generally accepted accounting principles in the United States. Please refer to “Non-GAAP Financial Information” and the reconciliation tables included in this press release for details regarding these Non-GAAP measures.
5 Book-to-bill is a key business measure. Please refer to “Key Performance Indicators” and the tables included in this press release for additional information.

700 employees working from 14 facilities located throughout the United States and Europe are committed to building a bold future in space for humanity, pushing the envelope of discovery and science while creating a better world on Earth. For more information, please visit www.redwirespace.com.

Cautionary Statement Regarding Forward-Looking Statements
Readers are cautioned that the statements contained in this press release regarding expectations of our performance or other matters that may affect our business, results of operations, or financial condition are “forward-looking statements” as defined by the “safe harbor” provisions in the Private Securities Litigation Reform Act of 1995. Such statements are made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included or incorporated in this press release, including statements regarding our strategy, financial position, guidance, funding for continued operations, cash reserves, liquidity, projected costs, plans, projects, awards and contracts, and objectives of management, among others, are forward-looking statements. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “continued,” “project,” “plan,” “goals,” “opportunity,” “appeal,” “estimate,” “potential,” “predict,” “demonstrates,” “may,” “will,” “might,” “could,” “intend,” “shall,” “possible,” “forecast,” “trends,” “contemplate,” “would,” “approximately,” “likely,” “outlook,” “schedule,” “on track,” “poised,” “pipeline,” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are not guarantees of future performance, conditions or results. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control.

These factors and circumstances include, but are not limited to: (1) risks associated with the continued economic uncertainty, including high inflation, supply chain challenges, labor shortages, high interest rates, foreign currency exchange volatility, concerns of economic slowdown or recession and reduced spending or suspension of investment in new or enhanced projects; (2) the failure of financial institutions or transactional counterparties; (3) the Company’s limited operating history and history of losses to date; (4) the inability to successfully integrate recently completed and future acquisitions; (5) the development and continued refinement of many of the Company’s proprietary technologies, products and service offerings; (6) competition with new or existing companies; (7) the possibility that the Company’s expectations and assumptions relating to future results may prove incorrect; (8) adverse publicity stemming from any incident or perceived risk involving Redwire or our competitors; (9) unsatisfactory performance of our products resulting from challenges in the space environment, extreme space weather events, or otherwise; (10) the emerging nature of the market for in-space infrastructure services; (11) inability to realize benefits from new offerings or the application of our technologies; (12) the inability to convert orders in backlog into revenue; (13) our dependence on U.S. government contracts, which are only partially funded and subject to immediate termination; (14) the fact that we are subject to stringent U.S. economic sanctions, and trade control laws and regulations; (15) the need for substantial additional funding to finance our operations, which may not be available when we need it, on acceptable terms or at all; (16) the fact that the issuance and sale of shares of our Series A Convertible Preferred Stock has reduced the relative voting power of holders of our common stock and diluted the ownership of holders of our capital stock; (17) AE Industrial Partners and Bain Capital have significant influence over us, which could limit your ability to influence the outcome of key transactions; (18) provisions in our Certificate of Designation with respect to our Series A Convertible Preferred Stock may delay or prevent our acquisition by a third party, which could also reduce the market price of our capital stock; (19) our Series A Convertible Preferred Stock has rights, preferences and privileges that are not held by, and are preferential to, the rights of holders of our other outstanding capital stock; (20) there may be sales of a substantial amount of our common stock by our current stockholders, and these sales could cause the price of our common stock and warrants to fall; (21) the impact of the issuance of the Series A Convertible Preferred Stock on the price and market for our common stock; (22) the trading price of our common stock and warrants is and may continue to be volatile; (23) risks related to short sellers of our common stock; (24) inability to report our financial condition or results of operations accurately or timely as a result of identified material weaknesses in internal control over financial reporting; and (25) other risks and uncertainties described in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and those indicated from time to time in other documents filed or to be filed with the SEC by the Company.

The forward-looking statements contained in this press release are based on our current expectations and beliefs concerning future developments and their potential effects on us. If underlying assumptions to forward-looking statements prove inaccurate, or if known or unknown risks or uncertainties materialize, actual results could vary materially from those anticipated, estimated, or projected. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons reading this press release are cautioned not to place undue reliance on forward-looking statements.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”). These financial measures include Adjusted EBITDA, Pro Forma Adjusted EBITDA, and Free Cash Flow.

Non-GAAP financial measures are used to supplement the financial information presented on a U.S. GAAP basis and should not be considered in isolation or as a substitute for the relevant U.S. GAAP measures and should be read in conjunction with information presented on a U.S. GAAP basis. Because not all companies use identical calculations, our presentation of Non-GAAP measures may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA is defined as net income (loss) adjusted for interest expense, net, income tax expense (benefit), depreciation and amortization, impairment expense, acquisition deal costs, acquisition integration costs, acquisition earnout costs, purchase accounting fair value adjustment related to deferred revenue, severance costs, capital market and advisory fees, litigation-related expenses, write-off of long-lived assets, gains on sale of joint ventures, equity-based compensation, committed equity facility transaction costs, debt financing costs, and warrant liability change in fair value adjustments. Pro Forma Adjusted EBITDA is defined as Adjusted EBITDA further adjusted for the incremental Adjusted EBITDA that acquired businesses would have contributed for the periods presented if such acquisitions had occurred on January 1 of the year in which they occurred. Accordingly, historical financial information for the businesses acquired includes pro forma adjustments calculated in a manner consistent with the concepts of Article 8 of Regulation S-X, which are ultimately added back in the calculation of Adjusted EBITDA. Free Cash Flow is computed as net cash provided by (used in) operating activities less capital expenditures.

We use Adjusted EBITDA and Pro Forma Adjusted EBITDA to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. We use Free Cash Flow as a useful indicator of liquidity to evaluate our period-over-period operating cash generation that will be used to service our debt, and can be used to invest in future growth through new business development activities and/or acquisitions, among other uses. Free Cash Flow does not represent the total increase or decrease in our cash balance, and it should not be inferred that the entire amount of Free Cash Flow is available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from this measure. We believe Pro Forma Adjusted EBITDA provides meaningful insights into the impact of strategic acquisitions as well as an indicative run rate of the Company’s future operating performance.

Key Performance Indicators
Management uses Key Performance Indicators (“KPIs”) to assess the financial performance of the Company, monitor relevant trends and support financial, operational and strategic decision-making. Management frequently monitors and evaluates KPIs against internal targets, core business objectives as well as industry peers and may, on occasion, change the mix or calculation of KPIs to better align with the business, its operating environment, standard industry metrics or other considerations. If the Company changes the method by which it calculates or presents a KPI, prior period disclosures are recast to conform to current presentation.

REDWIRE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands of U.S. dollars, except share data)

	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$30,832	$30,278
Accounts receivable, net	22,083	32,411
Contract assets	42,909	36,961
Inventory	1,825	1,516
Income tax receivable	636	636
Prepaid insurance	577	1,083
Prepaid expenses and other current assets	6,451	6,428
Total current assets	105,313	109,313
Property, plant and equipment, net of accumulated depreciation of $8,422 and $6,538, respectively	15,889	15,909
Right-of-use assets	11,495	13,181
Intangible assets, net of accumulated amortization of $22,176 and $18,509, respectively	61,755	62,985
Goodwill	65,218	65,757
Equity method investments	—	3,613
Other non-current assets	604	511
Total assets	$260,274	$271,269

Liabilities, Convertible Preferred Stock and Equity (Deficit)
Current liabilities:
Accounts payable	$27,796	$18,573
Short-term debt, including current portion of long-term debt	780	1,378
Short-term operating lease liabilities	3,502	3,737
Short-term finance lease liabilities	461	439
Accrued expenses	28,624	32,902
Deferred revenue	44,076	52,645
Other current liabilities	2,064	2,362
Total current liabilities	107,303	112,036
Long-term debt, net	94,646	86,842
Long-term operating lease liabilities	10,634	12,302
Long-term finance lease liabilities	1,064	1,137
Warrant liabilities	13,377	3,325
Deferred tax liabilities	2,442	2,402
Other non-current liabilities	378	400
Total liabilities	$229,844	$218,444

REDWIRE CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS Unaudited (In thousands of U.S. dollars, except share data)

	June 30, 2024	December 31, 2023
Convertible preferred stock, $0.0001 par value, 125,292.00 shares authorized; 100,912.65 and 93,890.20 issued and outstanding as of June 30, 2024 and December 31, 2023, respectively. Liquidation preference of $242,381 and $187,780 as of June 30, 2024 and December 31, 2023, respectively.	$108,696	$96,106

Shareholders’ Equity (Deficit):
Preferred stock, $0.0001 par value, 99,874,708 shares authorized; none issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized; 65,980,697 and 65,546,174 issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	7	7
Treasury stock, 373,420 and 353,470 shares, at cost, as of June 30, 2024 and December 31, 2023, respectively	(1,007)	(951)
Additional paid-in capital	180,716	188,323
Accumulated deficit	(259,978)	(233,791)
Accumulated other comprehensive income (loss)	1,996	2,903
Total shareholders’ equity (deficit)	(78,266)	(43,509)
Noncontrolling interests	—	228
Total equity (deficit)	(78,266)	(43,281)
Total liabilities, convertible preferred stock and equity (deficit)	$260,274	$271,269

REDWIRE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
Unaudited
(In thousands of U.S. dollars, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Revenues	$78,111	$60,098	$165,903	$117,703
Cost of sales	65,127	44,194	138,094	87,582
Gross margin	12,984	15,904	27,809	30,121
Operating expenses:
Selling, general and administrative expenses	18,088	17,686	35,450	33,724
Transaction expenses	278	4	278	13
Research and development	1,748	2,070	2,788	2,458
Operating income (loss)	(7,130)	(3,856)	(10,707)	(6,074)
Interest expense, net	3,009	2,664	5,927	5,308
Other (income) expense, net	7,933	(970)	9,425	1,457
Income (loss) before income taxes	(18,072)	(5,550)	(26,059)	(12,839)
Income tax expense (benefit)	15	(85)	124	(116)
Net income (loss)	(18,087)	(5,465)	(26,183)	(12,723)
Net income (loss) attributable to noncontrolling interests	5	(1)	4	(1)
Net income (loss) attributable to Redwire Corporation	(18,092)	(5,464)	(26,187)	(12,722)
Less: dividends on Convertible Preferred Stock	9,699	4,800	12,742	9,166
Net income (loss) available to common shareholders	$(27,791)	$(10,264)	$(38,929)	$(21,888)

Net income (loss) per common share:
Basic and diluted	$(0.42)	$(0.16)	$(0.59)	$(0.34)
Weighted-average shares outstanding:
Basic and diluted	65,701,704	64,345,698	65,636,995	64,313,344

Comprehensive income (loss):
Net income (loss) attributable to Redwire Corporation	$(18,092)	$(5,464)	$(26,187)	$(12,722)
Foreign currency translation gain (loss), net of tax	(78)	138	(750)	556
Total other comprehensive income (loss), net of tax	(78)	138	(750)	556
Total comprehensive income (loss)	$(18,170)	$(5,326)	$(26,937)	$(12,166)

REDWIRE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(In thousands of U.S. dollars)

	Six Months Ended
	June 30, 2024	June 30, 2023
Cash flows from operating activities:
Net income (loss)	(26,183)	(12,723)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	5,678	5,084
Amortization of debt issuance costs and discount	349	173
Equity-based compensation expense	4,453	3,866
(Gain) loss on sale of joint ventures	(1,303)	—
(Gain) loss on change in fair value of committed equity facility	—	(66)
(Gain) loss on change in fair value of warrants	10,052	2,011
Deferred provision (benefit) for income taxes	112	(333)
Non-cash lease expense	22	103
Non-cash interest expense	—	525
Other	690	(128)
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	9,987	1,376
(Increase) decrease in contract assets	(6,449)	(11,898)
(Increase) decrease in inventory	(314)	188
(Increase) decrease in prepaid insurance	505	1,604
(Increase) decrease in prepaid expenses and other assets	(231)	(592)
Increase (decrease) in accounts payable and accrued expenses	4,838	(3,262)
Increase (decrease) in deferred revenue	(8,497)	4,025
Increase (decrease) in operating lease liabilities	(169)	(160)
Increase (decrease) in other liabilities	(282)	(440)
Increase (decrease) in notes payable to sellers	—	(557)
Net cash provided by (used in) operating activities	(6,742)	(11,204)

Cash flows from investing activities:
Net proceeds from sale of joint ventures	4,598	—
Purchases of property, plant and equipment, net	(2,475)	(2,223)
Purchase of intangible assets	(1,579)	(325)
Net cash provided by (used in) investing activities	544	(2,548)

Cash flows from financing activities:
Proceeds received from debt	15,000	11,500
Repayments of debt	(7,988)	(13,695)
Payment of debt issuance fees to third parties	(322)	—
Repayment of finance leases	(235)	(175)
Proceeds from issuance of common stock	530	—
Payment of committed equity facility transaction costs	—	(571)
Payments of issuance costs related to convertible preferred stock	—	(52)
Shares repurchased for settlement of employee tax withholdings on share-based awards	(56)	—
Payment of contingent earnout	—	(443)
Net cash provided by (used in) financing activities	6,929	(3,436)
Effect of foreign currency rate changes on cash and cash equivalents	(177)	103
Net increase (decrease) in cash and cash equivalents	554	(17,085)
Cash and cash equivalents at beginning of period	30,278	28,316
Cash and cash equivalents at end of period	$30,832	$11,231

REDWIRE CORPORATION
Supplemental Non-GAAP Information
Unaudited

Adjusted EBITDA and Pro Forma Adjusted EBITDA
The following table presents the reconciliations of Adjusted EBITDA and Pro Forma Adjusted EBITDA to net income (loss), computed in accordance with U.S. GAAP.

	Three Months Ended		Six Months Ended
(in thousands)	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net income (loss)	$(18,087)	$(5,465)	$(26,183)	$(12,723)
Interest expense, net	3,009	2,664	5,927	5,308
Income tax expense (benefit)	15	(85)	124	(116)
Depreciation and amortization	2,925	2,618	5,678	5,084
Acquisition deal costs (i)	278	4	278	13
Acquisition integration costs (i)	—	240	—	546
Purchase accounting fair value adjustment related to deferred revenue (ii)	—	—	—	15
Severance costs (iii)	159	176	167	320
Capital market and advisory fees (iv)	2,154	2,967	4,432	4,355
Litigation-related expenses (v)	1,532	43	2,233	68
Equity-based compensation (vi)	1,918	1,908	4,453	3,866
Committed equity facility transaction costs (vii)	—	40	—	(66)
Debt financing costs (viii)	—	17	—	17
Gain on sale of joint ventures, net of costs incurred (ix)	(1,255)	—	(1,255)	—
Warrant liability change in fair value adjustment (x)	8,977	(773)	10,052	2,011
Adjusted EBITDA	1,625	4,354	5,906	8,698
Pro forma impact on Adjusted EBITDA (xi)	—	—	—	—
Pro Forma Adjusted EBITDA	$1,625	$4,354	$5,906	$8,698
i.Redwire incurred acquisition costs including due diligence, integration costs and additional expenses related to pre-acquisition activity.
ii.Redwire recorded adjustments related to the impact of recognizing deferred revenue at fair value as part of the purchase accounting for previous acquisitions.
iii.Redwire incurred severance costs related to separation agreements entered into with former employees.
iv.Redwire incurred capital market and advisory fees related to advisors assisting with transitional activities associated with becoming a public company, such as implementation of internal controls over financial reporting, and the internalization of corporate services, including, but not limited to, implementing enhanced enterprise resource planning systems.
v.Redwire incurred expenses related to securities litigation.
vi.Redwire incurred expenses related to equity-based compensation under Redwire’s equity-based compensation plan.
vii.Redwire incurred expenses related to the committed equity facility with B. Riley, which includes consideration paid to enter into the Purchase Agreement as well as changes in fair value recognized as a gain or loss during the respective periods.
viii.Redwire incurred expenses related to debt financing agreements, including amendment related fees paid to third parties that are expensed in accordance with U.S. GAAP.
ix.Redwire recognized a gain related to the sale of all its ownership in two joint ventures, presented net of transaction costs incurred.
x.Redwire adjusted the private warrant liability to reflect changes in fair value recognized as a gain or loss during the respective periods.
xi.Pro forma impact is computed in a manner consistent with the concepts of Article 8 of Regulation S-X and represents the incremental results of a full period of operations assuming the entities acquired during the periods presented were acquired from January 1 of the year in which they occurred.

REDWIRE CORPORATION
Supplemental Non-GAAP Information
Unaudited

Free Cash Flow
The following table presents the reconciliation of Free Cash Flow to Net cash provided by (used in) operating activities, computed in accordance with U.S. GAAP.

	Three Months Ended		Six Months Ended		Last Twelve Months
(in thousands)	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net cash provided by (used in) operating activities	$(9,506)	$2,844	$(6,742)	$(11,204)	$5,693	$(27,277)
Less: Capital expenditures	(1,687)	(1,749)	(4,054)	(2,548)	(9,833)	(4,627)
Free Cash Flow	$(11,193)	$1,095	$(10,796)	$(13,752)	$(4,140)	$(31,904)

REDWIRE CORPORATION
KEY PERFORMANCE INDICATORS
Unaudited

Book-to-Bill
Our book-to-bill ratio was as follows for the periods presented:

	Three Months Ended		Last Twelve Months
(in thousands, except ratio)	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Contracts awarded	$114,437	$45,646	$374,269	$310,356
Revenues	78,111	60,098	292,000	208,657
Book-to-bill ratio	1.47	0.76	1.28	1.49
Book-to-bill is the ratio of total contracts awarded to revenues recorded in the same period. The contracts awarded balance includes firm contract orders, including time-and-material (“T&M”) contracts, awarded during the period and does not include unexercised contract options or potential orders under indefinite delivery/indefinite quantity contracts. Although the contracts awarded balance reflects firm contract orders, terminations, amendments, or contract cancellations may occur which could result in a reduction to the contracts awarded balance.
We view book-to-bill as an indicator of future revenue growth potential. To drive future revenue growth, our goal is for the level of contracts awarded in a given period to exceed the revenue recorded, thus yielding a book-to-bill ratio greater than 1.0.

Our book-to-bill ratio was 1.47 for the three months ended June 30, 2024, as compared to 0.76 for the three months ended June 30, 2023. For the three months ended June 30, 2024 and 2023, none of the contracts awarded balance relates to acquired contract value.

Our book-to-bill ratio was 1.28 for the LTM (“Last Twelve Months”) ended June 30, 2024, as compared to 1.49 for the LTM ended June 30, 2023. For the LTM ended June 30, 2024, none of the contracts awarded balance relates to acquired contract value. For the LTM ended June 30, 2023, contracts awarded includes $109.8 million of acquired contract value from the Space NV acquisition, which was completed in the fourth quarter of 2022.

Backlog
The following table presents our contracted backlog as of June 30, 2024 and December 31, 2023, and related activity for the six months ended June 30, 2024 as compared to the year ended December 31, 2023.

(in thousands)	June 30, 2024	December 31, 2023
Organic backlog, beginning balance	$372,790	$313,057
Organic additions during the period	149,538	300,042
Organic revenue recognized during the period	(165,903)	(243,800)
Foreign currency translation	(2,081)	3,491
Organic backlog, ending balance	354,344	372,790

Acquisition-related contract value, beginning balance	—	—
Acquisition-related backlog, ending balance	—	—
Contracted backlog, ending balance	$354,344	$372,790

We view growth in backlog as a key measure of our business growth. Contracted backlog represents the estimated dollar value of firm funded executed contracts for which work has not been performed (also known as the remaining performance obligations on a contract). Our contracted backlog includes $19.0 million and $19.3 million in remaining contract value from time and materials contracts as of June 30, 2024 and as of December 31, 2023, respectively.

Organic backlog change excludes backlog activity from acquisitions for the first four full quarters since the entities’ acquisition date. Contracted backlog activity for the first four full quarters since the entities’ acquisition date is included in acquisition-related contracted backlog change. After the completion of four fiscal quarters, acquired entities are treated as organic for current and comparable historical periods.

Organic contract value includes the remaining contract value as of January 1 not yet recognized as revenue and additional orders awarded during the period for those entities treated as organic. Acquisition-related contract value includes remaining contract value as of the acquisition date not yet recognized as revenue and additional orders awarded during the period for entities not treated as organic. Organic revenue includes revenue earned during the period presented for those entities treated as organic, while acquisition-related revenue includes the same for all other entities, excluding any pre-acquisition revenue earned during the period. There is no acquisition-related backlog activity presented in the table above as all acquired entities have completed four fiscal quarters post-acquisition.

Although contracted backlog reflects business associated with contracts that are considered to be firm, terminations, amendments or contract cancellations may occur, which could result in a reduction in our total backlog. In addition, some of our multi-year contracts are subject to annual funding. Management expects all amounts reflected in contracted backlog to ultimately be fully funded. Contracted backlog from foreign operations in Luxembourg and Belgium was $94.5 million and $106.0 million as of June 30, 2024 and December 31, 2023, respectively. These amounts are subject to foreign exchange rate translations from euros to U.S. dollars that could cause the remaining backlog balance to fluctuate with the foreign exchange rate at the time of measurement.